Exhibit 99.1
Discovery Holding Company
Fourth Quarter Earnings Release
Englewood, Colorado — On March 23, 2006, Discovery Holding Company (“DHC”) filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2005. The following release is being provided to supplement the information provided to investors in DHC’s Form 10-K as filed with the SEC.
DHC is comprised of a 100% ownership interest in Ascent Media Group LLC (“Ascent Media” or “AMG”) and a 50% ownership interest in Discovery Communications, Inc. (DCI). Ascent Media provides creative, media management and network services to the media and entertainment industries. Ascent Media’s clients include major motion picture studios, independent producers, broadcast networks, cable programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. DCI is a global media and entertainment company that provides programming in over 160 countries and territories.
Discovery
The presentation below presents information regarding 100% of DCI’s revenue, operating cash flow and other selected financial statement metrics even though DHC only owns 50% of the equity of DCI and accounts for DCI as an equity affiliate. Please see page 3 for a discussion of why management believes this presentation is meaningful to investors.
DCI’s revenue increased 11% Q/Q to $772 million and 13% Y/Y to $2.7 billion. DCI’s operating cash flow increased 1% Q/Q to $184 million and 4% Y/Y to $687 million.
U.S. Networks revenue increased by 8% Q/Q to $444 million and 9% Y/Y to $1.7 billion. Operating cash flow increased by 6% Q/Q to $148 million and 8% Y/Y to $643 million. The growth in revenue was due to increases in distribution revenue for both periods combined with a 5% decrease in advertising revenue Q/Q and flat advertising revenue Y/Y. Net distribution revenue increased 24% Q/Q and 22% Y/Y as the U.S. Networks had a 10% increase in paying subscribers in 2005 combined with contractual rate increases. U.S. Networks distribution revenue increases were also helped by reduced launch fee amortization, a contra-revenue item, as a result of extensions of certain affiliation agreements. Net advertising revenue decreased 5% Q/Q and remained flat Y/Y as higher rates at certain of the larger networks and growth at other newer networks were offset by decreases resulting from lower audience delivery at certain of the larger networks. Operating expenses increased 8% Q/Q and 10% Y/Y due to an increase in programming expense as the company continued its investment across all U.S. networks in original productions and high profile series and specials.
International Networks revenue increased 25% Q/Q to $214 million and 24% Y/Y to $731 million. Operating cash flow increased 27% Q/Q to $33 million and 10% Y/Y to $109 million. The increases in revenue were due to growth in distribution and advertising revenue. Net advertising revenue increased 26% Q/Q and 28% Y/Y primarily due to higher viewership in the U.K. and an increased subscriber base in the UK and Europe. Net distribution revenue increased 29% Q/Q and 25% Y/Y due to increases in paying subscription units in Europe and Asia combined with contractual rate increases in certain markets. Operating expenses increased 25% Q/Q and 27% Y/Y due to the previously announced investment in the Lifestyles category designed to develop and grow that market opportunity combined with an expected increase in headcount as the business expands. Operating cash flow increased due to the increased revenue. Excluding the effects of exchange rates, revenue increased 29% Q/Q and 23% Y/Y and operating cash flow increased 11% Q/Q and 3% Y/Y.

Revenue in the Commerce, Education and Other division increased by 5% Q/Q and 12% Y/Y. The increase was principally a result of a 40% Q/Q and 48% Y/Y increase in revenue at Discovery Education due to acquisitions and organic growth combined with 3% Q/Q and 5% Y/Y increases in commerce revenue primarily driven by an increase in direct to consumer sales. Operating expenses increased 19% Q/Q and 25% Y/Y primarily due to acquisitions and organic growth in Discovery’s education business.
DCI’s outstanding debt balance was $2.6 billion at December 31, 2005.
Ascent Media
Ascent Media’s revenue increased 1% Q/Q to $175 million and 10% Y/Y to $695 million. Operating cash flow decreased 11% Q/Q to $25 million and 13% Y/Y to $85 million. Revenue growth was primarily due to increases at the network services and media management services groups for the year and the creative services group for both periods. The increase in revenue at the network services group was due to a higher number of large engineering and systems integration projects, higher origination business, and revenue related to the LPC acquisition partially offset by lower renewal rates on certain ongoing broadcast services contracts. The increase in revenue at the media management services group was primarily driven by the acquisition of Cinetech and an increase in new digital services. The increase in revenue at the creative services group was due to higher commercial advertising production and increased feature film and television services in the U.S. partially offset by weakness at sound services and commercial and feature film services markets in the U.K.
Ascent Media’s operating expenses increased 3% Q/Q and 14% Y/Y. As a percent of revenue, cost of services increased from 61% to 63% Q/Q and from 60% to 64% Y/Y. These increases were due primarily to the network services and media management groups. In the network services group, the mix of revenue shifted to a higher percentage of systems engineering and integration projects, which have lower margins than broadcast services and satellite operations. The media management group’s cost of service increased at a faster rate than revenue as the group experienced increased spending on development of digital technologies and new services. Additionally, media management’s projects have become increasingly more integrated, with complex work flows requiring higher levels of production labor and project management.
NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-K, the preceding is a presentation of financial information on a stand-alone basis for Ascent Media and DCI.
Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2005 to the same periods in 2004. Three month comparisons are referenced by “Q/Q”, and twelve month comparisons are referenced by “Y/Y.” Please see page 5 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for AMG and DCI to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

OUTSTANDING SHARES AND LIQUIDITY
At December 31, 2005, there were approximately 280.2 million outstanding shares of DISCA and DISCB and 5.0 million shares of DISCA and DISCB reserved for issuance pursuant to warrants and employee stock options. At December 31, 2005, there were 862,505 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $10.9 million. At December 31, 2005, DHC had a cash balance of $250 million and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of DCI’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-K of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
As a supplement to DHC’s consolidated statements of operations, the following is a presentation of quarterly and annual financial information on a stand-alone basis for the two privately held entities (Ascent Media Group LLC and Discovery Communications, Inc.) owned by or in which DHC held an interest at December 31, 2005.
Please see page 5 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2004 and 2005 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for DCI below presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for DCI even though DHC owns only 50% of DCI and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in DCI. It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis. Further DHC could not, among other things, cause DCI to distribute to DHC our proportionate share of the revenue or operating cash flow of DCI.
The selected financial information presented for DCI was obtained directly from DCI. DHC does not control the decision-making processes or business management practices of DCI. The above discussion and following analysis of DCI’s operations and financial position has been prepared based on information that DHC receives from DCI and represents DHC’s views and understanding of their operating performance and financial position based on such information. DCI is not a separately traded public company, and DHC does not have the ability to cause DCI’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if DCI’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by DCI that would have a material effect on DHC’s consolidated financial statements.
QUARTERLY SUMMARY

(amounts in millions)	4Q04	1Q05	2Q05	3Q05	4Q05

ASCENT MEDIA GROUP LLC (100%)
Revenue	$173	174	178	168	175
OCF	$28	21	21	18	25
Operating Income (Loss)	$2	4	(3)	1	(1)

DISCOVERY COMMUNICATIONS, INC. (50.0%)(1)
Revenue — U.S. Networks (2)	$413	416	455	428	444
Revenue — International Networks (3), (4)	171	159	177	181	214
Revenue — Commerce, Education & Other (5)	109	26	28	30	114

Revenue — Total	$693	601	660	639	772

OCF — U.S. Networks (2)	$140	147	183	165	148
OCF — International Networks (3), (4)	26	25	21	30	33
OCF — Commerce, Education & Other (5)	16	(24)	(20)	(24)	3

OCF — Total	$182	148	184	171	184

Operating Income	$159	97	130	166	121
ANNUAL SUMMARY

(amounts in millions)	2004	2005

ASCENT MEDIA GROUP LLC (100%)
Revenue	$631	695
OCF	$98	85
Operating Income	$17	1

DISCOVERY COMMUNICATIONS, INC. (50.0%) (1)
Revenue — U.S. Networks (2)	$1,600	1,743
Revenue — International Networks (3), (4)	588	731
Revenue — Commerce, Education & Other (5)	177	198

Revenue — Total	$2,365	2,672

OCF — U.S. Networks (2)	$598	643
OCF — International Networks (3), (4)	99	109
OCF — Commerce, Education & Other (5)	(34)	(65)

OCF — Total	$663	687

Operating Income	$484	514

(1)	DCI — Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	DCI — Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, Discovery Kids Channel, The Science Channel, Discovery Times Channel, Discovery Home, Military Channel, Discovery HD Theater, Fit TV, BBC-America Representation and online initiatives.

Discovery Networks U.S. Joint Ventures — Discovery Times, Animal Planet (US) — Consolidated:
DCI owns a 50% interest in Discovery Times and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and consolidated into the results of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners.

(3)	DCI — Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in UK, Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Discovery Wings in UK; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Kids en Español, Discovery Travel (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery Turbo in Latin America and consolidated BBC/DCI joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America and Spain/Portugal).

Discovery Networks International Joint Ventures — Consolidated
Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America and Spain/Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by DCI and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(4)	DCI — Discovery Networks International — Equity Affiliates:
DCI accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that DCI does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, and Animal Planet Canada are not consolidated and are not reflected in the results presented above.

(5)	DCI — Commerce, Education and Other: Commerce, Education & Other is comprised of a North American chain of over 100 Discovery Channel retail stores, a mail-order catalog business, an on-line shopping site, a global licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of DHC included herein together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the years ended December 31, 2004 and 2005.

(amounts in millions)	2004	2005

Ascent Media	$98	85
Corporate & Other	—	(6)

Consolidated segment operating cash flow	$98	79

Consolidated segment operating cash flow	$98	79
Stock compensation	(3)	(4)
Depreciation and amortization	(78)	(76)
Share of earnings of DCI	84	80
Other, net	—	3

Earnings before income taxes	$101	82

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months ended December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005, and December 31, 2005 and the years ended December 31, 2004 and 2005, respectively.

(amounts in millions)	4Q04	1Q05	2Q05	3Q05	4Q05

ASCENT MEDIA GROUP LLC (100%)
Operating Cash Flow	$28	21	21	18	25
Depreciation and Amortization	(24)	(17)	(20)	(17)	(22)
Stock Compensation Expense	(1)	—	(4)	—	—
Other	(1)	—	—	—	(4)

Operating Income	$2	4	(3)	1	(1)

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$182	148	184	171	184
Depreciation and Amortization	(32)	(29)	(31)	(31)	(32)
Long-Term Incentive Plan	9	(22)	(23)	26	(31)
Other	—	—	—	—	—

Operating Income	$159	97	130	166	121

(amounts in millions)	2004	2005

ASCENT MEDIA GROUP LLC (100%)
Operating Cash Flow	$98	85
Depreciation and Amortization	(78)	(76)
Stock Compensation Expense	(3)	(4)
Other	—	(4)

Operating Income	$17	1

DISCOVERY COMMUNICATIONS, INC. (50.0%)
Operating Cash Flow	$663	687
Depreciation and Amortization	(129)	(123)
Long-Term Incentive Plan	(72)	(50)
Other	22	—

Operating Income	$484	514